SYMETRA LIFE INSURANCE COMPANY SALES AGREEMENT

FOR VARIABLE PRODUCTS

Agreement dated as of                     , 20     (“Agreement”), by and among Symetra Life Insurance Company, a Washington insurance company (“Symetra Life”), Symetra Securities, Inc., a Washington corporation (“SSI”), (together with SSI, “Symetra”), and                                         , a                      corporation (“Broker-Dealer”) and                                         , a                      corporation (“Insurance Agency”).

RECITALS:

A. Symetra Life pursuant to distribution agreements with SSI (the “Distribution Agreements”) has appointed SSI as the principal underwriter of the class or classes of group and individual variable life insurance and annuity contracts identified in Schedule 1 to this Agreement at the time that this Agreement is executed, and such other class or classes of variable insurance products that may be added to Schedule 1 from time to time in accordance with Section 2(f) of this Agreement (each, a “class of Contracts”; all such classes, the “Contracts”). For the purposes of this Agreement (including the schedules), a group life insurance or annuity “enrollment form” shall mean the same as the individual “application,” “certificate” shall mean the same as “contract” and all other group insurance terms shall have the same meaning as their individual insurance contract counterpart. Each class of Contracts will be issued by Symetra Life through one or more separate accounts of Symetra Life (“Separate Accounts”) and each class of Contracts will be funded by shares of certain registered investment companies (each, a “Fund”; together, the “Funds”) and/or by a fixed account option(s). Symetra Life has authorized SSI to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers would be authorized to participate in the sale of the Contracts.

B. Broker-Dealer is a broker-dealer and Insurance Agency is a life insurance agency, where: (check which applies below)

☐	Insurance Agency is an Affiliate of Broker-Dealer or;

☐	Insurance Agency is the same person as Broker-Dealer or;

☐	Broker-Dealer controls Insurance Agency’s securities-related activity by contract.

C. The parties to this Agreement desire that Broker-Dealer and Insurance Agency be authorized to solicit applications for the sale of the Contracts subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Additional Definitions

(a)	Registration Statement - With respect to each class of Contracts, the most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto, including financial statements included therein and all exhibits thereto.

(b)	Prospectus - With respect to each class of Contracts, the current prospectus for such class of Contracts.

(c)	1933 Act - The Securities Act of 1933, as amended.

(d)	1934 Act - The Securities Exchange Act of 1934, as amended.

(e)	1940 Act - The Investment Company Act of 1940, as amended.

(f)	Agent -An individual associated with Broker-Dealer and Insurance Agency who (i) is registered with Broker-Dealer and who possesses the requisite FINRA and state securities registrations to offer and sell the Contracts; (ii) possesses a variable product insurance agent license; and (iii) is appointed with Symetra Life.

(g)	Premium - A payment made under a Contract to purchase benefits under such Contract.

(h)	Service Center - Symetra Life Insurance Company, P.O. Box 34690, Seattle, WA 98124-1690 or such other address as may be designated from time to time by Symetra Life and provided to Insurance Agency and Broker-Dealer.

(i)	SEC - The Securities and Exchange Commission.

(j)	FINRA - The Financial Industry Regulatory Authority

(k)	Affiliate - With respect to a person, any other person controlling, controlled by, or under common control with, such person.

(l)	Broker-of-Record - Generally, the person designated in Symetra Life records as the person, with respect to a Contract, who is entitled to receive compensation payable with respect to such Contract and who is able to contact directly the owner of such Contract. In the case of compensation payable with respect to a Premium, the Broker-of-Record shall be the party designated as such in the Symetra Life records at the time such Premium is accepted by Symetra Life. In the case of any payment of compensation payable with respect to Contract value, the Broker-of-Record shall be the party designated as such in Symetra Life records in accordance with Symetra Life’s policies and procedures in effect at the time any such payment is payable.

2. Authorization of Broker-Dealer and Insurance Agency

(a)	Pursuant to the authority granted to it in the Distribution Agreements, SSI hereby authorizes Broker-Dealer under the securities laws, and Symetra Life hereby authorizes Insurance Agency under the insurance laws, each in a non-exclusive capacity, to sell the Contracts. Broker-Dealer and Insurance Agency accept such authorization.

(b)	Broker-Dealer and Insurance Agency acknowledge that no territory is exclusively assigned hereunder, and Symetra reserves the right in its sole discretion to establish or appoint one or more agencies in any jurisdiction in which Insurance Agency transacts business hereunder.

(c)	Insurance Agency is vested under this Agreement with power and authority to select and recommend individuals associated with Insurance Agency for appointment as Agents of Symetra Life, and only individuals so recommended by Insurance Agency shall become Agents, provided that Symetra Life reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

(d)	Neither Broker-Dealer nor Insurance Agency shall expend or contract for the expenditure of the funds of SSI or Symetra Life. Broker-Dealer and Insurance Agency each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless Symetra shall have agreed in advance in writing to share the cost of any such expenses. Initial and renewal state appointment fees for Insurance Agency and appointees of Insurance Agency as Agents of Symetra Life will be paid by Symetra Life or Insurance Agency in accordance with Symetra Life’s policies and procedures, which may be changed by Symetra Life in its sole discretion at any time without notice. Neither Broker-Dealer nor Insurance Agency shall possess or exercise any authority on behalf of Symetra Life other than that expressly conferred on Broker-Dealer or Insurance Agency by this Agreement. In particular, and without limiting the foregoing, neither Broker-Dealer nor Insurance Agency shall have any authority, nor shall either grant such authority to any Agent, on behalf of Symetra Life: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract provision; to extend the time of paying any Premiums; to endorse checks or money orders payable to Symetra Life; or to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to Symetra Life).

(e)	Broker-Dealer and Insurance Agency acknowledge that, to the extent permitted by law, Symetra Life has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant’s Premium.

(f)	Schedule 1 to this Agreement may be amended upon notice by Symetra Life in its sole discretion from time to time to include other classes of variable annuity contracts or variable life insurance contracts. The provisions of this Agreement shall be equally applicable to each such class of Contracts unless the context otherwise requires. Schedule 1 to this Agreement may be amended by Symetra at its sole discretion from time to time to delete classes of variable annuity contracts or variable life insurance contracts.

(g)	Symetra acknowledges that Broker-Dealer and Insurance Agency are each an independent contractor. Accordingly, Broker-Dealer and Insurance Agency are not obliged or expected to give full time and energies to the performance of their obligations hereunder, nor are Broker-Dealer and Insurance Agency obliged or expected to represent SSI or Symetra Life exclusively. Nothing herein contained shall constitute Broker-Dealer, Insurance Agency, the Agents or any agents or representatives of Broker-Dealer or Insurance Agency as employees of SSI or Symetra Life in connection with the solicitation of applications for the Contracts.

3.	Licensing and Registration of Broker-Dealer, Insurance Agency and Agents

(a)	Broker-Dealer represents that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member of the FINRA. Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder, and be a member in good standing of the FINRA.

(b)	Insurance Agency represents that it is a licensed life insurance agent where required to solicit applications, except that if Insurance Agency cannot be qualified to be a licensed life insurance agent until appointed by an insurer, Insurance Agency represents that it is qualified to be a licensed insurance agent but for the appointment by an insurer. Insurance Agency must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which Insurance Agency intends to perform its functions and fulfill its obligations hereunder.

(c)	Broker-Dealer shall ensure that no individual shall offer or sell the Contracts on behalf of Broker-Dealer in any state or other jurisdiction in which the Contracts may lawfully be sold unless such individual is an associated person of Broker-Dealer (as that term is defined in section 3(a)(18) of the 1934 Act) and duly registered with the FINRA and any applicable state securities regulatory authority as a registered person of Broker-Dealer qualified to sell the Contracts in such state or jurisdiction.

(d)	Insurance Agency shall ensure that no individual shall offer or sell the Contracts on behalf of Insurance Agency in any state or other jurisdiction unless such individual is duly licensed and appointed as an agent of Symetra Life, and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction. Insurance Agency shall furnish Symetra Life with proof of proper licensing of Agents or other proof, reasonably acceptable to Symetra, of satisfaction by Agents of licensing requirements prior to Symetra Life appointing any such individual as an Agent of Symetra Life.

(e)	If Insurance Agency is an Affiliate of Broker-Dealer or if Broker-Dealer controls Insurance Agency’s securities-related activities by contract as reflected in Recital B to this Agreement, then by engaging in the distribution activities contemplated by the Agreement, Broker-Dealer and Insurance Agency represent and warrant either that:

(i)	Broker-Dealer and Insurance Agency:

(A)	have obtained a letter from the Staff of the SEC advising Broker-Dealer and Insurance Agency that the Staff will not recommend enforcement action if Insurance Agency is not registered as a broker-dealer with the Commission; and

(B)	are complying and will continue to comply with the conditions set forth in such letter at all times while the Agreement is in effect; or

(ii)	Broker-Dealer and Insurance Agency are relying on certain no action letters issued by the SEC with respect to the securities-related activities of licensed insurance agencies involved in the distribution of variable insurance products and agree that during the term of the Agreement Broker-Dealer and Insurance Agency shall operate in compliance with applicable provisions of such no action letters and specifically agree that:

(A)	(1) Broker-Dealer will control Insurance Agency’s securities-related activities by contract; or (2) Insurance Agency is either wholly-owned by Broker-Dealer or an affiliated person of Broker-Dealer or is wholly-owned by one or more associated persons of Broker-Dealer;

(B)	Insurance Agency and its personnel will be “associated persons” of Broker-Dealer within the meaning of Section 3(a)(18) of the 1934 Act;

(C)	Insurance Agency will engage in the offer or sale of the Contracts only through persons who are registered persons of Broker-Dealer;

(D)	Insurance Agency will not receive or handle customer funds or securities except through Agents who are registered persons of Broker-Dealer;

(E)	Broker-Dealer will be responsible for the training, supervision and control of registered persons engaging in the offer or sale of the Contracts on behalf of Insurance Agency, as required under the 1934 Act, FINRA rules and other applicable statutes or regulations, and will also be responsible for the supervision and control of any of its associated persons who are owners, directors or executive officers of Insurance Agency;

(F)	Broker-Dealer will comply with all applicable requirements of the 1934 Act and the FINRA, including the requirement to maintain and preserve books and records under Section 17(a) of the 1934 Act and the rules thereunder; and

(G)	Commissions and fees relating to the Contracts will be reflected in the quarterly FOCUS reports and the fee assessment reports filed by Broker-Dealer with the FINRA.

Broker-Dealer and Insurance Agency shall notify Symetra immediately in writing if Broker-Dealer and/or Insurance Agency fail to comply with any of the applicable provisions set forth above.

4.	Broker-Dealer and Insurance Agency Compliance

(a)	Insurance Agency shall train, supervise, and be solely responsible for the conduct of the Agents in their solicitation activities in connection with the Contracts, and shall supervise Agents’ compliance with applicable rules and regulations of any insurance regulatory agencies that have jurisdiction over variable contracts activities, as well as the rules and procedures of Symetra Life pertaining to the solicitation, sale and submission of applications for the Contracts, as provided in writing to Insurance Agency by Symetra Life from time to time. Broker-Dealer shall be responsible for background investigations of the Agents to determine their qualifications, good character, and moral fitness to sell the Contracts.

(b)	Broker-Dealer shall be responsible for securities training, supervision and control of the Agents in connection with their solicitation activities with respect to the Contracts and shall supervise Agents’ strict compliance with applicable federal and state securities law and FINRA requirements in connection with such solicitation activities.

(c)	Broker-Dealer and Insurance Agency hereby represent and warrant that they are duly in compliance with all applicable federal and state securities laws and regulations, including without limitation state insurance laws and regulations imposing insurance licensing requirements.

(d)	Broker-Dealer and Insurance Agency each shall carry out their respective sales and administrative obligations under this Agreement in continued compliance with the rules and procedures of Symetra Life as provided to them in writing from time to time, and with federal and state laws and regulations, including those governing securities and/or insurance related activities or transactions, as applicable.

(e)	Broker-Dealer, Insurance Agency and Agents shall not offer or attempt to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or jurisdiction in which the Contracts may not be lawfully sold or offered for sale. For purposes of determining where the Contracts may be offered and applications solicited, Broker-Dealer and Insurance Agency may rely on written notification, as revised from time to time, that they receive from Symetra Life.

(f)	In addition to any other provisions of this Agreement applicable to Agents, Broker-Dealer and Insurance Agency shall ensure that each Agent shall comply with a standard of conduct applicable to licensed insurance agents including, but not limited to, the following:

(i)	An Agent shall recommend the purchase of a Contract to an applicant only if he or she has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state insurance regulatory authority, the SEC and the FINRA.

(ii)	An Agent shall accept initial Premiums in the form of a check or money order only if made payable to “Symetra Life Insurance Company” and signed by the applicant for the Contract. An Agent shall not accept third-party checks or cash for Premiums.

(iii)	All checks and money orders and applications for the Contracts received by an Agent shall be remitted promptly, and in any event not later than 2 business days after receipt, to the Service Center.

(iv)	An Agent shall not encourage a prospective purchaser to surrender or exchange an insurance policy or contract in order to purchase a Contract, or conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract unless proper state required replacement procedures are adhered to.

(g)	Upon issuance of a Contract, Symetra Life shall, in accordance with its procedures with respect to each class of Contracts, either deliver such Contract directly to the purchaser or deliver such Contract to Insurance Agency or the Agent for delivery to the purchaser. Upon issuance of a Contract by Symetra Life and delivery of such Contract to Insurance Agency or the Agent, Insurance Agency shall promptly deliver such Contract, or ensure prompt delivery by Agent of such Contract, to its purchaser. Insurance Agency or the Agent shall return promptly to Symetra Life all receipts for delivered Contracts, all undelivered Contracts and all receipts for cancellation, in accordance with the instructions provided by Symetra Life.

(h)	In the event that Premiums are sent to Insurance Agency or Broker-Dealer, rather than to the Service Center, Insurance Agency and Broker-Dealer shall promptly (and in any event, not later than 2 business days) remit such Premiums to Symetra Life at the Service Center. Insurance Agency and Broker-Dealer acknowledge that if any Premium is held at any time by either of them, such Premium shall be held on behalf of the customer, and Insurance Agency or Broker-Dealer shall segregate such Premium from their own funds and promptly (and in any event, within 2 business days) remit such Premium to Symetra Life. All such Premiums, whether by check, money order or wire, shall at all times be the property of Symetra Life.

(i)	Neither Broker-Dealer, Insurance Agency nor any Agent, in connection with the offer or sale of the Contracts, shall give any information or make any representations or statements, written or oral, concerning the Contracts, a Fund or Fund Shares, other than information or representations which are in accordance with the Prospectuses, statements of additional information and Registration Statements for the Contracts, or a Fund, or in reports or proxy statements therefore, or in promotional, sales or advertising material or other information supplied and approved in writing by Symetra.

(j)	Neither Broker-Dealer, Insurance Agency nor any Agent shall use or implement any promotional, sales or advertising material relating to the Contracts without the prior written approval of Symetra.

(k)	Broker-Dealer and Insurance Agency shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents.

(l)	Insurance Agency represents that it maintains and shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by Symetra to adequately reflect the Contracts business processed through Insurance Agency. Insurance Agency shall make such books and records available to Symetra at any reasonable time upon written request by Symetra.

(m)	Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents as are required by the SEC, the FINRA and other agencies having jurisdiction and that may be reasonably required by Symetra to reflect adequately the Contracts business processed through Insurance Agency. Broker-Dealer shall make such books and records available to Symetra at any reasonable time upon written request by Symetra.

(n)	Each party shall promptly furnish to any other party, or its authorized agent any reports and information that the requesting party may reasonably request for the purpose of meeting such party’s reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal and state securities laws, rules and regulations, and the rules of the FINRA.

5.	Sales Materials

(a)	During the term of this Agreement, Symetra will provide Broker-Dealer, Insurance Agency, and Agents without charge, with as many copies of current Prospectuses, current Fund prospectus(es), and applications for the Contracts, as Broker-Dealer, Insurance Agency or Agents may reasonably request. Upon termination of this Agreement, Broker-Dealer and Insurance Agency will promptly return to Symetra any Prospectuses, applications, Fund prospectuses, and other materials and supplies furnished by SSI or Symetra Life to Broker-Dealer or Insurance Agency or to the Agents.

(b)	During the term of this Agreement, SSI will be responsible for providing and approving all promotional, sales and advertising material to be used by Broker-Dealer and Insurance Agency. SSI will file such materials or will cause such materials to be filed with the SEC, the FINRA, and/or with any state securities regulatory authorities, as appropriate.

6.	Commissions and Expenses

(a)	During the term of this Agreement, Symetra Life, on behalf of SSI shall pay to Insurance Agency as compensation for Contracts for which it is the Broker-of-Record, the commissions and fees set forth in Schedules 2 and/or 3 to this Agreement, as such Schedule may be amended or modified at any time, in any manner by Symetra, and subject to other provisions of this Agreement. Any amendment to Schedules 2 and/or 3 will be applicable to any Contract for which an application or premium is received by the Service Center on or after the effective date of such amendment or which is in effect after the effective date of such amendment. Compensation with respect to any Contract shall be paid to Insurance Agency only for so long as Insurance Agency is the Broker-of-Record for such Contract. When the balance due to Insurance Agency is less than a reasonable minimum established by Symetra, payments to Insurance Agency may be paid only when such minimum is reached.

(b)	Broker-Dealer and Insurance Agency recognize that all compensation payable to Insurance Agency hereunder will be disbursed by Symetra after Premiums are received and accepted by Symetra Life and that no compensation of any kind other than that described in this Agreement is payable to Insurance Agency.

(c)	Chargebacks: The commissions payable pursuant to Schedules 2 and/or 3 may be adjusted, and any commission already paid, returned to Symetra by Insurance Agency on request as provided therein. If repayment and/or payment under any of the provisions of Schedules 2 and/or 3 is not promptly made following receipt of a notice of request for repayment, Insurance Agency authorizes Symetra, at its sole option and to the extent permitted by applicable law, to deduct any such unrepaid compensation or unpaid payment from any future compensation owed by Symetra or any affiliate of Symetra to Insurance Agency as it becomes due; provided, however, that this option on the part of Symetra shall not prevent it from pursuing any other means or remedies available to it to recover such compensation and/or payment.

(d)	Broker-Dealer or Insurance Agency shall immediately remit to Symetra Life any premium retained in error by Broker-Dealer or Insurance Agency.

7.	Interest in Agreement. Agents shall have no interest in this Agreement or right to any commissions to be paid by Symetra to Insurance Agency. Insurance Agency shall be solely responsible for the payment of any commission or consideration of any kind to Agents. Insurance Agency shall have no right to withhold or deduct any commission from any Premiums in respect of the Contracts which it may collect. Insurance Agency shall have no interest in any compensation paid by Symetra Life to SSI, now or hereafter, in connection with the sale of any Contracts hereunder.

8.	Term of Agreement

(a)	This Agreement relates solely to the classes of Contracts identified in Schedule 1 to this Agreement.

(b)	This Agreement:

(i)	may be terminated by any party hereto by giving thirty (30) days’ prior written notice to the other parties; or

(ii)	shall automatically terminate upon termination of one or more of the Distribution Agreements referenced in Recital A of this Agreement; or

(iii)	if Broker-Dealer or Insurance Agency, on the one side, or SSI or Symetra Life, on the other side, should default in a material respect, in their respective obligations under this Agreement, or breach in a material respect, any of their respective representations or warranties made in this Agreement, any non-defaulting or non-breaching party may, at their option, cancel and terminate this Agreement without notice.

(c)	Upon termination of this Agreement, all authorizations, rights, and obligations hereunder shall cease except:

(i)	the obligation to settle accounts hereunder, including the payment of compensation with respect to Contracts in effect at the time of termination or issued pursuant to applications received by Symetra Life prior to termination or Premiums received on such Contracts subsequent to termination of this Agreement provided, however, that if this Agreement is terminated by Symetra Life or SSI pursuant to Section 8(b)(iii), Symetra’s obligations under this subparagraph (i) shall cease upon such termination;

(ii)	the provisions with respect to indemnification set forth in Section 13 hereof;

(iii)	the provisions of Sections 4(l) and 4(m) hereof that require Insurance Agency and Broker-Dealer to maintain certain books and records;

(iv)	the confidentiality provisions contained in Section 11 hereof;

(v)	the audit provisions contained in Section 21; and

(vi)	the provisions with respect to complaints and investigations set forth in Section 9 hereof.

9.	Complaints and Investigations

(a)	SSI, Symetra Life, Broker-Dealer and Insurance Agency each shall cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. In addition, SSI, Symetra Life, Broker-Dealer and Insurance Agency shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to SSI, Broker-Dealer, their Affiliates and their agents, to the extent that such investigation or proceeding is in connection with the Contracts marketed under this Agreement. Without limiting the foregoing, each party shall promptly notify the other parties of any written customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by such party with respect to any other party, any Agent, or in connection with any Contract marketed under this Agreement or any activity in connection with any such Contract.

(b)	In the case of a customer complaint, SSI, Symetra Life, Broker-Dealer and Insurance Agency will cooperate in investigating such complaint and any response by Broker-Dealer or Insurance Agency to such complaint will be sent to Symetra for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

10.	Assignment. This Agreement shall be nonassignable by the parties hereto unless an authorized officer of the non-assigning parties agrees to the proposed assignment in writing prior to its effective date.

11.	Confidentiality/Security of Information. Each party shall maintain the confidentiality of any other party’s customer list or any other proprietary information that it may acquire in the performance of this Agreement. Company may furnish Broker-Dealer and/or Insurance Agency with personal customer information that is non-public and confidential in nature. Except as required in order to perform Broker- Dealer and/or Insurance Agency’s obligations and duties under this Agreement, to perform joint marketing efforts with Company, or as permitted by law, Broker-Dealer and/or Insurance Agency shall not use or disclose such non-public or confidential information received from Company.

Broker–Dealer and Insurance Agency will maintain and enforce safety and physical security procedures with respect to its access and maintenance of personal customer information that provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access. Broker-Dealer and Insurance Agency will notify Company of any breach of security and use diligent efforts to remedy any breach of security or unauthorized access in a timely manner. Broker-Dealer and Insurance Agency agree to cooperate with the Company’s efforts to remedy any breach of security or unauthorized access.

12.	Modification of Agreement. This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Contracts or among Broker-Dealer and/or Insurance Agency, Symetra Life and Symetra Investment Services, Inc., and, except for any amendment of Schedule 1 pursuant to the terms of Section 2 hereof or Schedules 2 and/or 3 pursuant to the terms of Section 6 hereof, may not be modified in any way unless by written agreement signed by all of the parties.

13.	Indemnification

(a)	Broker-Dealer and Insurance Agency, jointly and severally, shall indemnify and hold harmless Symetra and each person who controls or is associated with Symetra within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

(i)	violation(s) by Broker-Dealer, Insurance Agency, or an Agent of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of the FINRA;

(ii)	any unauthorized use of sales or advertising material, any oral or written misrepresentations, or any unlawful sales practices concerning the Contracts, by Broker-Dealer, Insurance Agency or an Agent;

(iii)	claims by the Agents or other agents or representatives of Insurance Agency or Broker-Dealer for commissions or other compensation or remuneration of any type;

(iv)	any action or inaction by a clearing broker through whom Broker-Dealer or Insurance Agency processes any transaction pursuant to this Agreement;

(v)	any failure on the part of Broker-Dealer, Insurance Agency, or an Agent to submit Premiums or applications to Symetra Life, or to submit the correct amount of a Premium, on a timely basis and in accordance with Section 4 of this Agreement; or

(vi)	a breach by Broker-Dealer or Insurance Agency of any provision of this Agreement.

This indemnification will be in addition to any liability which Broker-Dealer and Insurance Agency may otherwise have.

(b)	Symetra shall indemnify and hold harmless Broker-Dealer and Insurance Agency and each person who controls or is associated with Broker-Dealer or Insurance Agency within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

(i)	any breach by SSI or Symetra Life of any provision of this Agreement;

(ii)	any untrue statement of a material fact contained in the Registration Statement or Prospectus relating to any Contract;

(iii)	the omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv)	violation(s) by Symetra of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of the FINRA; or

(v)	any breach of a fiduciary duty owed by Symetra Life to a contractholder with respect to a Contract.

This indemnification will be in addition to any liability which Symetra may otherwise have.

(c)	After receipt by a party entitled to indemnification (“indemnified party”) under this Section 13 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 13 (“indemnifying party”), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this Section 13, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

14.	Rights, Remedies, etc., are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of a party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

Notices. All notices hereunder are to be made in writing and shall be given:

if to SSI, to:

Symetra Securities, Inc. Attention:

Kevin D. Knull, President

777 108th Avenue NE Ste 1200

Bellevue, WA 98004-5135

if to Symetra Life Insurance Company, to:

Attention: Thomas M. Marra, President

777 108th Avenue NE Ste 1200

Bellevue, WA 98004-5135

if to Broker-Dealer, to:

if to Insurance Agency, to:

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, and shall be effective upon delivery.

16. Interpretation, Jurisdiction, Etc. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by a party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Washington without giving effect to principles of conflict of laws.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in a forum selected by Symetra in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

18. Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

20. Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

21. Audit of Records. To the extent not otherwise provided herein, each party hereto (the “Requesting Party”) shall have the right at its expense, upon reasonable notice to any other party hereto (the “Other Party”), during regular business hours, to audit all the records and practices of the Other Party relating to the business contemplated hereunder in order to determine whether such Other Party is complying with the terms of this Agreement, including the payment of commissions and fees. The Requesting Party shall have the right to copy any of such records at its expense. At its option, such audit may be conducted by the Requesting Party’s own personnel or by a qualified independent auditor selected by it. The Requesting Party shall make reasonable efforts to conduct each such audit in a manner that avoids any material disruption of the Other Party’s business.

22. Participation in Wholesaling Agreement. If Broker Dealer has elected to be a part of a wholesaling agreement, Broker Dealer is in effect authorizing Company to share Broker Dealer’s commissions information and business records with its contracted Wholesaler.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Broker Dealer

Entity Name:

Signature:

Signatory Name:

Title:

Insurance Agency

Agency Name:

Signature:

Signatory Name:

Title:

Symetra Securities, Inc.

Signature:

Signatory Name:

Title:

Symetra Life Insurance Company

Signature:

Signatory Name:

Title:

AMENDMENT TO SALES AGREEMENT

The Sales Agreement dated                     , 20         (“Agreement”) between Symetra Life Insurance Company (“Symetra Life”), Symetra Securities, Inc. (“SSI”),                                      (“Broker-Dealer”), and                                      (“Insurance Agency”) is amended as of the date of the Agreement as follows:

The following paragraph (m) is added to Section 1:

(m)	Affiliated Insurance Agency - For the purposes of this Agreement, “Affiliated Insurance Agency” shall mean the entity serving as a licensed insurance agency in any jurisdiction where Insurance Agency chooses not to, or cannot be licensed to so serve, and in any such jurisdiction, any duties and responsibilities of, or benefits or authorizations accruing to, Insurance Agency under this Agreement shall be deemed to be the duties and obligations of, and benefits or authorizations accruing to, the Affiliated Insurance Agency licensed in such jurisdiction. In such event, the term “Insurance Agency” shall be deemed to refer to the Affiliated Insurance Agency rather than where appropriate to carry out the intent of the parties and any such Affiliated Insurance Agency shall be joined as an additional party to this Agreement.

SYMETRA SECURITIES, INC.	SYMETRA LIFE INSURANCE COMPANY

By	By

Its	Its

BROKER-DEALER	INSURANCE AGENCY

By	By

Its	Its

The following Affiliated Insurance Agencies are joined as additional parties:

AFFILIATED INSURANCE AGENCY	AFFILIATED INSURANCE AGENCY

SSN/TIN	SSN/TIN

By	By

Its	Its

State	State

AFFILIATED INSURANCE AGENCY	AFFILITATED INSURANCE AGENCY

SSN/TIN	SSN/TIN

By	By

Its	Its

State	State

AFFILIATED INSURANCE AGENCY	AFFILIATED INSURANCE AGENCY

SSN/TIN	SSN/TIN

By	By

Its	Its

State	State

AFFILIATED INSURANCE AGENCY	AFFILIATED INSURANCE AGENCY

SSN/TIN	SSN/TIN

By	By

Its	Its

State	State

SCHEDULE 1

Symetra Life Insurance Company

Variable Annuity Contracts (Schedule 2)

Spinnaker Q/NQ

True VA

Variable Life Insurance Contracts (Schedule 3)

N/A

Symetra Life Insurance Company

Variable Annuity Base Commission Schedule Terms

  Terms

1.	Acceptance of Business

Agency will inform all Agents that no business is to be solicited until the Agent is appointed with Symetra Life Insurance Company (“Company”) according to the applicable state regulations and after the Contract effective date. Commissions are earned on premiums received after the Agent is appointed with the Company.

2.	Commissions

Commissions for premiums will be limited to those specified by the most current schedule(s) in effect at the time the business is approved by Company. Such commissions are earned on premiums received while Insurance Agency is Broker-of-Record. The right to receive commissions is conditioned on Insurance Agency’s satisfactory service to Contractholders and Certificateholders and on Insurance Agency’s continuing status as servicing Broker-of-Record as determined by Company.

Unless pre-approved by the Company, premium is limited to a maximum deposit of $1 million, per product and per policyowner, in any one policy or combination of policies within a 12 month period for the Symetra Annuities products offered in Section 2 of this commission schedule. A policy with joint owners is considered to have only one policyowner for purposes of this provision. Company reserves the right to decline any premium submitted without pre-approval. Commission will be paid at the stated commission rate in Payment Schedule, and may be reduced on premium submissions of $1 million or more.

If the owner of an annuity contract is not a natural person, commissions will be paid as if the annuitant is the owner.

3.	Trail

Trail commission is compensation based on Contract value and/or variable annuitization value. Trail commission includes product trail and annuitization trail as follows:

•	Product trail will be paid on (i) the Contract value during the accumulation phase and (ii) the initial variable annuitization value during the annuitization phase.

•

Annuitization trail will be paid on the initial variable annuitization value during the annuitization phase (this applies only to variable annuitization, not fixed annuitization). However, annuitization trail will not be paid until the CDSCP has expired, or would have expired had the Contract not annuitized.

Trail commission will end (i) if the Contract is terminated prior to the annuity date or (ii) when the annuity ends, whichever occurs first.

4.	Change of Servicing Broker-of-Record

Requests for change of servicing Broker-of-Record may be granted if it appears to be in the best interest of the Contractholder or Certificateholder and Company. A change will transfer the right to receive commissions and any liability to the new servicing Broker-of Record.

5.	Termination of Sales Agreement

If the Sales Agreement is terminated, Company will continue to pay Insurance Agency commissions on premiums to existing Contracts so long as Insurance Agency remains Broker-of-Record as determined by Company.

  Definitions

1.	Attained Age

Attained age is determined as of the date premiums are received by Company. For products with joint owners, attained age will be determined using the birth date of the older owner. For annuity contracts that are owned by a non-natural person, attained age will be determined using the birth date of the annuitant.

2.	Issue Age

Issue age is determined as of the date premiums are received by Company. Upon receipt of the premiums by the Company, issue age is established for the life of the policy by using the birth date of the older owner. For annuity contracts owned by a non-natural person, the issue age will be determined using the birth date of the annuitant.

3.	Premiums

Continuing premiums are ongoing premiums expected to be paid each Contract or Certificate year. Continuing premiums include first-year continuing premiums, increases, and renewals, which are defined as follows:

First-year continuing premiums are ongoing premiums received in the first Contract or Certificate year.

Increases are continuing premiums received after the first Contract or Certificate year in excess of the highest continuing premiums received in any prior year.

Renewals are continuing premiums received after the first Contract or Certificate year, excluding any increases.

Single sum premiums are premiums that are not ongoing in nature. They may be transfers from another contract or insurance carrier, including trustee-to-trustee transfers, rollovers, and exchanges, but they do not include internal transfers or rollovers between Company products. For the purpose of paying commissions and calculating repayments, premiums paid to Individual Retirement Annuities (IRA) and non-qualified annuities will be treated as single sum premiums.

4.	Distribution Charge Period (DCP)

DCP is the time during which distribution charges apply as described in the Contracts for all non-registered annuity products.

5.	Contingent Deferred Sales Charge Period (CDSCP)

CDSCP is the time during which contingent deferred sales charges apply as described in the applicable product prospectuses and/or contracts.

PAYMENT OF BASE COMMISSIONS WILL BE SUBJECT TO ALL TERMS AND CONDITIONS OF THE MOST

CURRENT SCHEDULE(S) IN EFFECT, REGARDLESS OF WHETHER SUCH AGREEMENT WAS PART OF THE

AGENCY AGREEMENT AT THE TIME OF TERMINATION.

Symetra Life Insurance Company

Variable Annuity Base Commission Schedule

  Spinnaker Qualified and Non-Qualified

•	Individual deferred flexible premium variable annuity

•	TSA, Section 457, IRA, SEP, SIMPLE, Roth IRA, and Non-qualified

•	Minimum purchase payment:

$30 (qualified plan)

$2000 initial /$250 subsequent (Non-qualified)

Both waived if $100 systematic investing

A choice of commission is allowed on each sale. Option A will be used unless otherwise specified in writing. Company must be notified, in writing, of the option chosen at the time that the Contract application is submitted. Company will honor the written request if it is received before commission payment has begun. For each Contract, once an option is chosen, it may not be changed. Distributor may select from the following options:

  TSA Rates

Subject to the applicable conditions specified below, base commissions as a percentage of premiums will be paid as follows:

Option A — Premium-Based With No Product Trail and 40 Basis Point Annuitization Trail

First contract year continuing premiums and Increases — 6.50%

Renewal of continuing premiums — 5.40%

Single sum premiums for individuals of issue age:

80 and under — 6.50%

81 through 85 — 2.15%

In addition to the premium-based commissions, annuitization trail commission will be paid annually at a rate of 40 basis points (0.40%).

Option B — Premium-Based With 25 Basis Point Product Trail and 30 Basis Point Annuitization Trail

First contract year continuing premiums and Increases — 6.50%

Renewal of continuing premiums — 2.80%

Single sum premiums for individuals of issue age:

80 and under — 5.70%

81 through 85 — 0.55%

In addition to the premium-based commissions, product trail and annuitization trail commissions will also be paid:

•	Product trail commission will be paid monthly, at an annual rate of 25 basis points (0.25%), beginning with the 13th month of the Contract; and

•	Annuitization trail commission will be paid annually at a rate of 30 basis points (0.30%).

Option C — Premium-Based With Higher Product Trail and 20 Basis Point Annuitization Trail

First contract year continuing premiums and Increases — 6.50%

Renewal of continuing premiums — 0.20%

Single sum premiums for individuals of issue age:

80 and under — 4.05%

81 through 85 — 0.00%

In addition to the premium-based commissions, trail commissions will also be paid:

•	Product trail commission will be paid monthly, beginning with the 13th month of the Contract. An annual rate of:

50 basis points (0.50%) for issue age 81 and under

25 basis points (0.25%) for issue age 81 through 85

•	Annuitization trail commission will be paid annually at a rate of 20 basis points (0.20%).

  IRA Rates/Non-Qualified

Subject to the applicable conditions specified below, base commissions as a percentage of premiums will be paid as follows:

Option A — Premium-Based With No Product Trail and 40 Basis Point Annuitization Trail

Qualified

All premiums for individuals of issue age:

80 and under — 6.50%

81 through 85 — 2.15%

Non-Qualified

All premiums for individuals of issue age 80 and under, received:

in the first contract year — 6.50%

after the first contract year — 5.40%

of issue age 81 through 85, received:

in the first contract year — 2.15%

after the first contract year — 1.75%

In addition to the premium-based commissions, annuitization trail commission will be paid annually at a rate of 40 basis points (0.40%).

Option B — Premium-Based With 25 Basis Point Product Trail and 30 Basis Point Annuitization Trail

Qualified

All premiums for individuals of issue age:

80 and under — 5.70%

81 through 85 — 0.55%

Non-Qualified

All premiums for individuals of issue age 80 and under, received:

in the first contract year — 5.70%

after the first contract year — 4.55%

of issue age 81 through 85:

Single sum — 0.55%

In addition to the premium-based commissions, product trail and annuitization trail commissions will also be paid:

•	Product trail commission will be paid monthly, at an annual rate of 25 basis points (0.25%), beginning with the 13th month of the Contract; and

•	Annuitization trail commission will be paid annually at a rate of 30 basis points (0.30%).

Option C — Premium-Based With Higher Product Trail and 20 Basis Point Annuitization Trail

Qualified

All premiums for individuals of issue age:

80 and under — 4.05%

81 through 85 — 0.00%

Non-Qualified

All premiums for individuals of issue age 80 and under, received:

in the first contract year — 4.05%

after the first contract year — 2.95%

of issue age 81 through 85:

Single sum — 0.00%

In addition to the premium-based commissions, trail commissions will also be paid:

•	Product trail commission will be paid monthly, beginning with the 13th month of the Contract. An annual rate of:

50 basis points (0.50%) for issue age 81 and under

25 basis points (0.25%) for issue age 81 through 85

•	Annuitization trail commission will be paid annually at a rate of 20 basis points (0.20%).

  Repayment of Commissions

Distributor will repay commissions to Company, not to exceed amount paid to Distributor, under the following conditions. Repayments under this Schedule will be netted against any commissions owed to Distributor by Company with respect to other products offered by Company. If the commission repayments owed by Distributor to Company exceed the commissions payable to Distributor, Distributor will immediately pay Company the commission repayments owed to Company.

1.	Premiums returned to the Contractholder or Certificateholder

If premiums are returned to the Contractholder or Certificateholder, not including premiums which are considered to be withdrawn as part of a withdrawal or annuitization, Agency will repay commissions paid on the premiums.

2.	Withdrawals during the first Contract or Certificate year

If withdrawals in excess of 10% of the Contract or Certificate value are made during the first Contract or Certificate year, Agency will repay commissions paid on premiums and internal transfers and rollovers, where such premiums, transfers, and rollovers are equal to the amount withdrawn. Repayments will be reduced by any contingent deferred sales charges assessed by SYMETRA Life.

3.	Withdrawals after the expiration of the CDSCP

If withdrawals in excess of 10% of the Contract or Certificate value are made after the expiration of the CDSCP, Agency will repay the following commissions paid on premiums and internal transfers and rollovers in the current and prior two Contract or Certificate years, where such premiums, transfers, and rollovers are equal to the amount withdrawn:

a.	Spinnaker (TSA) commissions paid on increases, based on the following rates, which are the difference between the rates for increases and the rates for renewals:

  Spinnaker (TSA):

Option A	1.10%
Option B	3.70%
Option C	6.30%

b.	Spinnaker (TSA) commissions paid on single sum premiums;

c.	Spinnaker (non-qualified) commissions paid on continuing and single sum premiums; commissions paid on any transfer or rollover of funds between SYMETRA Life annuity products.

4.	Nonrecurring Spinnaker (TSA) premiums in the second Contract or Certificate year

Compensation for first-year continuing premiums is based on the Contractholder or Certificateholder depositing in the second year at least 50% of the first-year continuing premiums. If that does not occur, Agency will repay Company commissions at the following rates applied to the difference between first-year and second-year continuing premiums.

Spinnaker (TSA) (Options B and C)	2.75%

If the Certificateholder has paid premiums to QPA III and Resource B, the premiums will be combined for application of this provision A.4.

  OTHER TRANSACTIONS

If a Contractholder discontinues annual premiums to one or more of Company’s annuity products and purchases another Company Life annuity product, premiums paid to the new product will generate commissions at the renewal rate only.

If transfers or rollovers are made between, or from, other Company Life products to Spinnaker in the current and prior two Contract years, then the products will be considered together for purposes of repayment provisions of this schedule.

For purposes of processing repayments under provisions of this schedule, withdrawals will be considered deducted from the Contract in the following order:

•	From continuing premiums;

•	From single sum premiums; and

•	From commissionable transfers and rollovers.

THIS SCHEDULE MAY BE MODIFIED OR CANCELED BY COMPANY AT ANY TIME BY PROVIDING WRITTEN NOTICE. THIS SCHEDULE SUPERSEDES ANY PREVIOUS SPINNAKER Q/NQ SCHEDULE OR PROVISIONS.

Symetra Life Insurance Company

Annuity Base Commission Schedule for Internal Replacements

All “from” product must be out of CDSC. The “to” product will start a new CDSC.

Unless otherwise specified, no like for like product replacements are allowed.

Replacements must comply with state regulations regarding suitability.

“From” Product	“To” Product	Compensation Rate
The Select or Spinnaker Advisor product*	Any fixed or variable annuity	Full compensation will be paid according to the terms and conditions of Agency’s current base annuity schedule for that product.

Any fixed or variable annuity with a contract effective date before 8/1/2004	Any fixed or variable annuity	Full compensation will be paid according to the terms and conditions of Agency’s current base annuity schedule for that product.

Any fixed or variable annuity with a contract effective date of 8/1/2004 or later** (excluding the Select and Spinnaker Advisor products)	Any fixed or variable annuity

•     If the “from” product is less than 10 years old, Agency will be paid a trail commission monthly, at an annual rate of 25 basis points beginning immediately.

•     If the “from” product is over than 10 years old, Agency will be paid a trail commission monthly, at an annual rate of 50 basis points beginning immediately.

*	Contracts issued prior to, on, and after 8/1/2004 are eligible for compensation.
**	If “from” product is Select 3 and “to” product is Select 3, then compensation equal to 2% of contract value will be paid.

THIS SCHEDULE SUPERSEDES ANY PREVIOUS INTERNAL REPLACEMENT SCHEDULE OR PROVISIONS.

Symetra Life Insurance Company

Annuity Base Commission Schedule

  Fixed Annuitization Payment Schedule

Base commissions will be paid on fixed annuitization payouts of fixed and variable contracts, except on annuitization of contracts originally issued by WM Life Insurance Company or American States Life Insurance Company, or on annuitization of Safekey I, II, and III contracts.

Base commissions will be paid as a percentage of the amount applied to an annuity option, as follows:

Contract in force 0 to 5 years – 0.00%

Contracts in force over 5 years – 1.25%

  Repayment of Commissions

Agency will repay Company commissions, not to exceed amount paid to Agency, if the fixed annuitization payout is reversed for any reason. Repayments under this schedule will be netted against any compensation owed to Agency by Company with respect to other products offered by Company.

If the commission repayments owed by Agency to Company exceed the compensation payable to Agency, Agency will immediately pay Company the commission repayments owed to Company.

THIS SCHEDULE MAY BE MODIFIED OR CANCELED BY COMPANY AT ANY TIME BY PROVIDING WRITTEN NOTICE. THIS SCHEDULE SUPERSEDES ANY PREVIOUS VERSION OF THE FIXED ANNUITIZATION BASE COMMISSION SCHEDULE.

Symetra Life Insurance Company

True Variable Annuity

  Product Detail

•	Individual deferred flexible premium variable annuity

•	Non-qualified, IRA, SEP IRA, SIMPLE IRA, Roth IRA

•	Minimum purchase payment: $25,000 initial / $250 subsequent (electronic), $1,000 (check)

  Terms

No compensation of any type, including but not limited to commissions, trails, fees and bonuses, cash or in kind, direct or indirect, will be paid on sales, servicing or annuitizations of True VA Contracts.